Exhibit 5.2

[Echo Letterhead]

October 18, 2011

Echo Therapeutics, Inc.
8 Penn Center
1628 JFK Blvd., Suite 300
Philadelphia, PA 19103

Ladies and Gentlemen:

       You have requested my opinion as General Counsel of Echo Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, for the registration of the sale from time to time by (i) Legend Merchant Group, Inc., a New York corporation, (ii) Craig A. Pierson, (iii) Matthew Waxelbaum, (iv) Platinum Partners Liquid Opportunity Master Fund LP, and (v) Patrick T. Mooney, M.D. (collectively, the “Selling Stockholders”), of shares of the Company’s common stock, par value $0.01 (the “Common Stock”), including shares issuable upon the exercise or conversion of outstanding preferred stock ("Preferred Stock"), options (the "Options") or warrants (the “Warrants”).

For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Company’s Amended and Restated Certificate of Incorporation, the Company’s By-Laws, and such documents, corporate records, certificates of public officials and other instruments, and have considered such matters of law, as I have deemed appropriate as the basis for the opinions set forth below.  I have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by me, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as copies, and the accuracy and completeness of all corporate records and other information made available to me by the Company.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, in my opinion, the Common Stock offered by the Selling Stockholders is or, in the case of Common Stock issuable upon the conversion or exercise of the Preferred Stock, Options or Warrants, when issued as contemplated by the terms thereof and of any applicable option or warrant agreement relating thereto, will be validly issued, fully paid and non-assessable by the Company.

In connection with the opinion expressed above, I have assumed that: (i) at or prior to the time of the delivery of any such Common Stock, the Registration Statement shall be effective and such effectiveness shall not have been terminated or rescinded; (ii) at the time the Preferred Stock, Options and Warrants are exercised or converted, the Company is and will remain duly organized, validly existing and in good standing under the laws of the State of Delaware; and (iii) there shall not have occurred any change in law affecting the validity of such Common Stock.

      The opinions set forth above are subject to the qualification and limitation that I express no opinion concerning the laws of any jurisdiction other than the laws of the General Corporation Law of the State of Delaware.

This opinion is given as of the date hereof, and I do not undertake to advise you of any facts that come to my attention, or of any change in law that may occur, after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/  Kimberly A. Burke
Kimberly A. Burke
General Counsel